The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated April 9, 2024 PRICING SUPPLEMENT No. ELN2430 dated April __, 2024 (To Product Supplement No. WF1 dated July 20, 2022,	Registration Statement No. 333-264388 Filed Pursuant to Rule 433
Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)

Bank of Montreal Senior Medium-Term Notes, Series I Equity Linked Securities

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 15, 2027

■   Linked to the common stock of Apple Inc. (the "Underlying Stock")

■   Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Underlying Stock from the starting price to the ending price. The maturity payment amount will reflect the following terms:

■    If the price of the Underlying Stock increases, you will receive the face amount plus a positive return equal to 100% of the percentage increase in the price of the Underlying Stock from the starting price, subject to a maximum return at maturity of at least 33.80% (to be determined on the pricing date) of the face amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,338.00.

■    If the price of the Underlying Stock decreases, but the decrease is not more than the buffer amount of 25%, you will receive the face amount plus a positive return equal to the absolute value of the percentage decline in the price of the Underlying Stock from the starting price, which will effectively be capped at a positive return equal to 25%.

■    If the price of the Underlying Stock decreases by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount.

■    Investors may lose up to 75% of the face amount

■   All payments on the securities are subject to credit risk, and you will have no ability to pursue the issuer of the Underlying Stock for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment

■   No periodic interest payments or dividends

■   No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated initial value of the securities is $961.17 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $910.00 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$28.25	$971.75
Total
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	The common stock of Apple Inc. (the "Underlying Stock").
Pricing Date*:	April 11, 2024.
Issue Date*:	April 16, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a "security" are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per security will equal:

•     if the ending price is greater than the starting price: $1,000 plus the lesser of:

(i)     $1,000 × underlying stock return × upside participation rate; and

(ii)     the maximum return;

•     if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price:

$1,000 + ($1,000 × absolute value of underlying stock return); or

•     if the ending price is less than the threshold price:

$1,000 + [$1,000 × (underlying stock return + buffer amount)]

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount and will lose some, and possibly up to 75%, of the face amount of your securities at maturity.
Stated Maturity Date*:	April 15, 2027, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Price:	$____, the stock closing price of the Underlying Stock on the pricing date.
Stock Closing Price:	Stock closing price, closing price and adjustment factor have the meanings set forth under "General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions" in the accompanying product supplement.
Ending Price:	The "ending price" will be the stock closing price of the Underlying Stock on the calculation day.
Maximum Return:	The “maximum return” will be determined on the pricing date and will be at least 33.80% of the face amount per security (at least $338.00 per security). As a result of the maximum return, the maximum maturity payment amount will be at least $1,338.00 per security.
Threshold Price:	$____, which is equal to 75% of the starting price.
Buffer Amount:	25%
Upside Participation Rate:	100%
Underlying Stock Return:	The “underlying stock return” is the percentage change from the starting price to the ending price, measured as follows:
For example, if the underlying stock return is equal to -5%, the absolute value of the underlying stock return would be 5%.

PRS-2

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Calculation Day*:	April 12, 2027, subject to postponement.
Market Disruption Events and Postponement Provisions:	The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed, and will be adjusted for non-business days. For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	BMO Capital Markets Corp. ("BMOCM").
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations" below, and the sections of the product supplement entitled "United States Federal Tax Considerations" and "Canadian Federal Income Tax Consequences."
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount set forth on the cover page of this document. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $22.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376AD56

________________________
*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement if you request it by calling BMOCM toll-free at 1-877-369-5412.

PRS-4

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Estimated Value of the Securities

Our estimated initial value of the securities on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the securities, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date will be determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Risk Factors” below.

PRS-5

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

■	seek 100% exposure to the upside performance of the Underlying Stock if the ending price is greater than the starting price, subject to the maximum return at maturity of at least 33.80% (to be determined on the pricing date) of the face amount;

■	understand that any positive return based on the decrease in the price of the Underlying Stock will be limited to 25%, and that any decrease in the price of the Underlying Stock by more than 25% will result in a loss, rather than a positive return, on the securities;

■	desire to limit downside exposure to the Underlying Stock through the buffer amount;

■	are willing to accept the risk that, if the ending price is less than the starting price by more than the buffer amount, they will lose some, and possibly up to 75%, of the face amount per security at maturity;

■	are willing to forgo interest payments on the securities and dividends on the Underlying Stock; and

■	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

■	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

■	are unwilling to accept the risk that the ending price of the Underlying Stock may decrease from the starting price by more than the buffer amount;

■	seek full return of the face amount of the securities at stated maturity;

■	seek uncapped exposure to the upside performance of the Underlying Stock;

■	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	seek current income over the term of the securities;

■	are unwilling to accept the risk of exposure to the Underlying Stock;

■	seek exposure to the Underlying Stock but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

■	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Underlying Stock generally; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlying Stock, please see the section titled “The Underlying Stock” below.

PRS-6

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 75%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending price of the Underlying Stock relative to the starting price and the other terms of the securities. Because the price of the Underlying Stock will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending price is less than the threshold price, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Underlying Stock in excess of the buffer amount. The threshold price is 75% of the starting price. As a result, if the ending price is less than the threshold price, you will lose some, and possibly up to 75%, of the face amount per security at maturity. This is the case even if the price of the Underlying Stock is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

Even if the ending price is greater than the starting price, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled "United States Federal Tax Considerations."

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Underlying Stock.

The opportunity to participate in the possible increases in the price of the Underlying Stock through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the Underlying Stock.

Any Positive Return Based On The Depreciation Of The Underlying Stock Is Effectively Capped.

Any positive return based on the depreciation of the Underlying Stock will be capped at 25% because the contingent absolute return feature is only operative if the ending price of the Underlying Stock does not decline by more than 25% from the starting price. Any depreciation of the Underlying Stock from the starting price to the ending price by more than 25% will result in a loss, rather than a positive return, on the securities.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue the Underlying Stock for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the IRS or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

PRS-8

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Please read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations. The initial estimated value may be as low as the amount indicated on the cover page of this pricing supplement.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlying Stock, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current price of the Underlying Stock, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlying Stock; interest rates; volatility of the Underlying Stock; time remaining to maturity; and dividend yields on the Underlying Stock. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.

PRS-9

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Underlying Stock. Because numerous factors are expected to affect the value of the securities, changes in the price of the Underlying Stock may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underlying Stock

The Securities Will Be Subject To Single Stock Risk.

The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer (the “Underlying Stock Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

The Maturity Payment Amount Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock. Investing in the securities is not equivalent to investing in the Underlying Stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlying Stock for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stock. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlying Stock would have.

•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

•	We, The Agent And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.

•	We, The Agent And Our Respective Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Underlying Stock and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events" and "—Adjustment Events" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM's determinations as calculation agent may adversely affect your return on the securities.

PRS-10

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Underlying Stock.

•	Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock Issuer may adversely affect the price of the Underlying Stock.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-11

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price will be determined on the pricing date and will be set forth under “Terms of the Securities” above in the final pricing supplement. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside Participation Rate:	100%
Hypothetical Maximum Return:	33.80% or $338.00 per security (the lowest maximum return that may be determined on the pricing date)
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$75.00 (75% of the hypothetical starting price)
Buffer Amount:	25%

Hypothetical Payout Profile

PRS-12

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Hypothetical Returns

Hypothetical ending price	Hypothetical underlying stock return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$1,338.00	33.80%
$175.00	75.00%	$1,338.00	33.80%
$150.00	50.00%	$1,338.00	33.80%
$133.80	33.80%	$1,338.00	33.80%
$130.00	30.00%	$1,300.00	30.00%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,050.00	5.00%
$90.00	-10.00%	$1,100.00	10.00%
$80.00	-20.00%	$1,200.00	20.00%
$75.00	-25.00%	$1,250.00	25.00%
$74.00	-26.00%	$990.00	-1.00%
$70.00	-30.00%	$950.00	-5.00%
$60.00	-40.00%	$850.00	-15.00%
$50.00	-50.00%	$750.00	-25.00%
$25.00	-75.00%	$500.00	-50.00%
$0.00	-100.00%	$250.00	-75.00%

(1)	The underlying stock return is equal to the percentage change from the starting price to the ending price (i.e., the ending price minus the starting price, divided by the starting price).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-13

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Hypothetical Examples

Example 1. The maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

The Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$110.00
Hypothetical threshold price:	$75.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	10.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)       $1,000 × underlying stock return × upside participation rate

$1,000 × 10.00% × 100.00%

= $110.00; and

(ii)       the maximum return of $338.00.

On the stated maturity date you would receive $1,100.00 per security.

Example 2. The maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

The Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$150.00
Hypothetical threshold price:	$75.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	50.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)       $1,000 × underlying stock return × upside participation rate

$1,000 × 50.00% × 100.00%

= $500.00; and

(ii)       the maximum return of $338.00.

On the stated maturity date you would receive $1,338.00 per security, which is the maximum maturity payment amount.

Example 3. The maturity payment amount is greater than the face amount and reflects a return equal to the absolute value of the underlying stock return:

The Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$85.00
Hypothetical threshold price:	$75.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	-15.00%

PRS-14

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

Because the hypothetical ending price is less than the hypothetical starting price, but is not less than the hypothetical threshold price, you will receive a positive return on the securities equal to the absolute value of the underlying stock return, even though the underlying stock return is negative. You will receive a maturity payment amount equal to:

$1,000 + ($1,000 × absolute value of the underlying stock return)

$1,000 + ($1,000 × 15.00%)

= $1,150.00

On the stated maturity date, you would receive $1,150.00 per security.

Example 4. The ending price is less than the threshold price, and the maturity payment amount is less than the face amount:

The Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$50.00
Hypothetical threshold price:	$75.00
Hypothetical underlying stock return (ending price – starting price)/starting price:	-50.00%

Because the hypothetical ending price is less than the hypothetical starting price by more than the buffer amount, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:

$1,000 + [$1,000 × (underlying stock return + buffer amount)]

$1,000 + [$1,000 × (-50.00% + 25.00%)]

= $750.00

On the stated maturity date you would receive $750.00 per security. As this example illustrates, if the Underlying Stock depreciates by more than 25% from the starting price to the ending price, you will incur a loss on the securities at maturity.

PRS-15

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

The Underlying Stock

According to publicly available information, Apple Inc. is engaged in designing, manufacturing and marketing smartphones, personal computers, tablets, wearables and accessories. Information filed by Apple Inc. with the SEC can be located by reference to its SEC file number: 001-36743, or its CIK Code: 0000320193. Apple Inc.’s common stock is traded on the Nasdaq Global Select Market under the ticker symbol “AAPL”.

Historical Information

We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification. The historical prices below may have been adjusted by Bloomberg to reflect any stock splits, reverse stock splits or other corporate transactions.

The following graph sets forth daily closing prices of the Underlying Stock for the period from January 1, 2019 to April 5, 2024. The closing price of the Underlying Stock on April 5, 2024 was $169.58. The historical performance of the Underlying Stock should not be taken as an indication of its future performance during the term of the securities.

PRS-16

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Apple Inc. due April 15, 2027

United States Federal Tax Considerations

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”

In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Underlying Stock for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the IRS could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for the securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held its securities for more than one year. You should consult your tax adviser regarding the treatment of the securities in such an event.

Non-U.S. holders should consult the section entitled "United Stated Federal Tax Considerations — Tax Consequences to Non-U.S. Holders" in the underlying product supplement.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Stock or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-17